SECURITIES AND EXCHANGE COMMISSION
                    Washington D.C. 20549

                           FORM 15

   Certification and Notice of Termination of Registration
       Under Section 12(g) of the Securities Exchange
      Act of 1934 or Suspension of Duty to File Reports
             Under Sections 13 and 15(d) of the
             Securities and Exchange Act of 1934

                Commission File Number 1-9913

                     Kinetic Concepts, Inc.
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   (Exact name of registrant as specified in its charter)


  8023 Vantage Drive, San Antonio, Texas 78230 (210)524-9000
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(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


               Common Stock, par value $0.001 per share
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  (Title of each class of securities covered by this Form)


                         Not Applicable
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(Title  of all other classes of securities for which a  duty to file reports under Section 13(a) or 15(d) remains)


Please   place  an  X  in  the  box(es)  to  designate   the
appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    (x)         Rule 12h-3(b)(1)(i)    ( )
Rule 12g-4(a)(1)(ii)   ( )         Rule 12h-3(b)(1)(ii)   ( )
Rule 12g-4(a)(2)(i)    ( )         Rule 12h-3(b)(2)(i)    ( )
Rule 12g-4(a)(2)(ii)   ( )         Rule 12h-3(b)(2)(ii)   ( )
                                   Rule 15d-6             ( )

Approximate number of holders of record as of the certification or notice date:  188

     Pursuant to the requirements of the Securities Exchange
Act   of  1934,  Kinetic  Concepts,  Inc.  has  caused  this
certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: November 18, 1997         By:/DENNIS E. NOLL
                                    ------------------------
                                      Dennis E. Noll
                                      Senior Vice President,
                                      Secretary  and  General
                                      Counsel


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be naturally signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.